Exhibit 5.1

MICHAEL E. TENTA

T: +1 650 843 5636

mtenta@cooley.com

March 10, 2014

Versartis, Inc.

275 Shoreline Drive, Suite 450

Redwood City, CA 94065

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Versartis, Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-193997) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 4,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (“Common Stock”), and up to 690,000 shares of Common Stock that may be sold by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters (the “Option Shares”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement, and the Company’s Bylaws, filed as Exhibit 3.2 to the Registration Statement, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares and the Option Shares will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”).

We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the DGCL.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the Option Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155   T: (650) 843-5000   F: (650) 849-7400   WWW.COOLEY.COM

Versartis, Inc.

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We consent to the reference to our firm under the caption “Legal matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

/s/ Michael E. Tenta
Michael E. Tenta

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155   T: (650) 843-5000   F: (650) 849-7400   WWW.COOLEY.COM